This Joint Filing Agreement confirms the agreement by and amoung the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.



Date - January 10, 2012

Legg Mason Investment Counsel, LLC


By _________________________________________________
    /s/  Harry O'Mealia, President



Legg Mason Investment Counsel & Trust Co, NA


By _________________________________________________
    /s/  Harry O'Mealia, President